Exhibit 2.1
STOCK PURCHASE AGREEMENT
by and between
BOIS D’ARC ENERGY, INC.
and
COMSTOCK RESOURCES, INC.

(i)

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of August 25, 2006 (this “Agreement”), is by and between Bois d’Arc Energy, Inc., a Nevada corporation (“Bois d’Arc”), and Comstock Resources, Inc., a Nevada corporation (“Comstock”).
     WHEREAS, Bois d’Arc desires to raise capital through the issuance of its common stock, $.01 par value (“Common Stock”), which funds will be used to pay down Bois d’Arc’s bank debt;
     WHEREAS, Comstock desires to purchase 2,250,000 shares of Common Stock.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Bois d’Arc Parties” means Bois d’Arc and all of Bois d’Arc’s Subsidiaries.
     “Bylaws” means the complete and correct Bylaws of Bois d’Arc as in full force and effect on the date hereof and the Closing Date, as applicable.
     “Closing” shall have the meaning specified in Section 2.03.
     “Closing Date” shall have the meaning specified in Section 2.03.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Stock” shall have the meaning specified in the recitals.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to Bois d’Arc means a Governmental Authority having jurisdiction over Bois d’Arc, its Subsidiaries or any of their respective Properties.

     “Indemnified Party” shall have the meaning specified in Section 5.03.
     “Indemnifying Party” shall have the meaning specified in Section 5.03.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations, affairs or prospects of Bois d’Arc and its Subsidiaries taken as a whole; (b) the ability of Bois d’Arc and its Subsidiaries taken as a whole to carry out their business as such business is conducted as of the date hereof or to meet their obligations under this Agreement on a timely basis; or (c) the ability of Bois d’Arc to consummate the transactions under this Agreement; provided, however, that a Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (w) the announcement or pendency of this Agreement, (x) a general deterioration in the economy or changes in the general state of the industries in which the Bois d’Arc Parties operate; (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon Bois d’Arc and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.
     “NYSE” means the New York Stock Exchange.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Price” means $35,865,000, which amount represents the Purchased Shares multiplied by $15.94, the closing price of the Common Stock on the NYSE on the date hereof.
     “Purchased Shares” has the meaning set forth in Section 2.01.

     “Representatives” of any Person means the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; or (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.
     Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Bois d’Arc financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
AGREEMENT TO SELL AND PURCHASE
     Section 2.01 Authorization of Sale of Common Stock. Bois d’Arc has authorized the issuance and sale to Comstock of 2,250,000 shares of Common Stock (the “Purchased Shares”).
     Section 2.02 Sale and Purchase. Subject to the terms and conditions hereof, Bois d’Arc hereby agrees to issue and sell to Comstock, free and clear of any and all Liens, and Comstock hereby agrees to purchase from Bois d’Arc, the Purchased Shares and Comstock agrees to pay Bois d’Arc the Purchase Price.
     Section 2.03 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 on August 31, 2006 or such other date as the parties so determine (the date of such closing on such date as the parties so determine, the “Closing Date”).
     Section 2.04 Conditions to the Closing.
          (a) Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
          (i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
          (ii) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
          (b) Comstock’s Conditions. The obligation of Comstock to consummate the purchase of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Comstock in writing, to the extent permitted by applicable Law):
          (i) since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;
          (ii) the representations and warranties of Bois d’Arc contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct as of the Closing Date as if made on and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and
          (iii) Bois d’Arc shall have delivered, or caused to be delivered, to Comstock at the Closing, Bois d’Arc’s closing deliveries described in Section 2.06.
          (c) Bois d’Arc’s Conditions. The obligation of Bois d’Arc to consummate the sale of the Purchased Shares to Comstock shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived by Bois d’Arc in writing, to the extent permitted by applicable Law):
          (i) the representations and warranties of Comstock contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and
          (ii) Comstock shall have delivered, or cause to be delivered, to Bois d’Arc at the Closing, Comstock’s closing deliveries described in Section 2.05.
     Section 2.05 Bois d’Arc Deliveries. At the Closing, subject to the terms and conditions hereof, Bois d’Arc will deliver, or cause to be delivered, to Comstock:

               (a) A certificate or certificates representing the Purchased Shares (bearing the legend set forth in Section 4.05(b)), free and clear of any Liens, other than transfer restrictions under applicable federal and state securities Laws;
               (b) A certificate of the Secretary of State of the State of Nevada, dated a recent date, that Bois d’Arc is in good standing;
               (c) A cross-receipt executed by Bois d’Arc and delivered to Comstock certifying that it has received the Purchase Price as of the Closing Date; and
               (d) A certificate of the Secretary of Bois d’Arc certifying as to board resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     Section 2.06 Comstock’s Deliveries. At the Closing, subject to the terms and conditions hereof, Comstock will deliver, or cause to be delivered, to Bois d’Arc:
               (a) Payment to Bois d’Arc of the Purchase Price by wire transfer of immediately available funds to an account designated by Bois d’Arc; and
               (b) A cross-receipt executed by Comstock and delivered to Bois d’Arc certifying that it has received the Purchased Shares as of the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATED TO BOIS D’ARC
     Bois d’Arc represents and warrants to Comstock as follows:
     Section 3.01 Corporate Existence. Bois d’Arc (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect. Each of Bois d’Arc’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect. None of Bois d’Arc nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of its respective certificate of incorporation, certification of formation, Bylaws, partnership agreement, limited liability company agreement or other similar organizational documents. Each of Bois d’Arc and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Material Adverse Effect.
     Section 3.02 Capitalization and Valid Issuance of Purchased Shares.
          (a) As of the date of this Agreement, the issued and outstanding capital stock of Bois d’Arc consist of 64,155,000 shares of Common Stock. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.
          (b) The Common Stock being purchased by Comstock hereunder will be duly authorized by Bois d’Arc prior to the Closing and, when issued and delivered to Comstock against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws.
     Section 3.03 Litigation. Except as set forth in the Bois d’Arc filings with the Commission under the Securities Act and the Exchange Act, there is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to Bois d’Arc’s knowledge, contemplated or threatened against or affecting any of the Bois d’Arc Parties or any of their respective officers, directors, properties or assets, which (a) questions the validity of this Agreement or the right of Bois d’Arc to enter into this Agreement or to consummate the transactions contemplated hereby or (b) (individually or in the aggregate) would be reasonably likely to result in a Material Adverse Effect.
     Section 3.04 No Conflicts; Compliance with Laws. The execution, delivery and performance by Bois d’Arc of this Agreement and compliance by Bois d’Arc with the terms and provisions hereof, and the issuance and sale by Bois d’Arc of the Purchased Shares, do not and will not (a) assuming the accuracy of the representations and warranties of Comstock contained herein and its compliance with the covenants contained herein, violate any provision of any Law or Permit having applicability to Bois d’Arc or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation or breach of any provision of the certificate of incorporation or Bylaws, each as amended to date, of Bois d’Arc or any organizational documents of any of Bois d’Arc’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which Bois d’Arc or any of its Subsidiaries is a party or by which Bois d’Arc or any of its Subsidiaries or any of their respective Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Bois d’Arc or any of its Subsidiaries, except where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.04 would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. Neither Bois d’Arc nor any of its Subsidiaries is in violation of any judgment, decree or order or any Law applicable to Bois d’Arc or its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.05 Authority, Enforceability. Bois d’Arc has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance by Bois d’Arc of this Agreement has been duly authorized by all necessary action; and this Agreement constitutes the legal, valid and binding obligation of Bois d’Arc, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable Law. No approval from the holders of Common Stock is required in connection with Bois d’Arc’s issuance and sale of the Purchased Shares to Comstock.
     Section 3.06 Approvals. Except for approvals which have already been obtained and the approval by the NYSE of Bois d’Arc’s listing application for the Purchased Shares, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Bois d’Arc of this Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
     Section 3.07 No Registration. Assuming the accuracy of the representations and warranties of Comstock contained in this Agreement, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act of 1933, as amended.
     Section 3.08 Listing and Maintenance Requirements. Bois d’Arc has not received notice (written or oral) from the NYSE to the effect that it is not in compliance with the listing or maintenance requirements thereof and to its knowledge, Bois d’Arc is in compliance with all such listing and maintenance requirements. The issuance and sale of the Purchased Shares does not contravene NYSE rules and regulations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND COVENANTS
OF COMSTOCK
     Comstock hereby represents and warrants and covenants to Bois d’Arc that:
     Section 4.01 Existence. Comstock is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all necessary power and authority to own properties and to conduct its business as currently conducted.
     Section 4.02 Authorization, Enforceability. Comstock has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Comstock and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of Comstock is required. This Agreement has been duly executed and delivered by Comstock and constitutes legal, valid and binding obligations of Comstock; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited applicable Law (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 4.03 No Breach. The execution, delivery and performance of this Agreement by Comstock and the consummation by Comstock of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which Comstock is a party or by which Comstock is bound or to which any of the Property or assets of Comstock is subject, (b) conflict with or result in any violation of the provisions of the restated articles of incorporation or bylaws of Comstock, or (c) violate any Law of any Governmental Authority having jurisdiction over Comstock or the Property or assets of Comstock, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or prospects of Comstock.
     Section 4.04 Certain Fees. No fees or commissions are or will be payable by Comstock to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement.
     Section 4.05 Unregistered Securities.
          (a) Investment. The Purchased Shares are being acquired for Comstock’s own account, not as a nominee or agent, and with no intention of distributing the Purchased Shares or any part thereof, and that Comstock has no present intention of selling or distributing the same in any transaction in violation of the securities Laws of the United States or any state.
          (b) Legend. It is understood that the certificates evidencing the Purchased Shares will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold or offered for sale in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”
ARTICLE V
INDEMNIFICATION, COSTS AND EXPENSES
     Section 5.01 Indemnification by Bois d’Arc. Bois d’Arc agrees to indemnify Comstock and its Representatives (collectively, “Comstock Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Bois d’Arc contained herein.
     Section 5.02 Indemnification by Comstock. Comstock agrees to indemnify Bois d’Arc and its Representatives (collectively, “Bois d’Arc Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Comstock contained herein.
     Section 5.03 Indemnification Procedure. Promptly after any Bois d’Arc Related Party or Comstock Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of and does not contain any admission of wrong doing by, the Indemnified Party.
ARTICLE VI
MISCELLANEOUS
     Section 6.01 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” If any provision herein is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect.
     Section 6.02 Survival of Provisions. The representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of either party. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor. All indemnification obligations of Bois d’Arc and Comstock and the provisions of Article V shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.
     Section 6.03 No Waiver; Modifications in Writing.
          (a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
          (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.
     Section 6.04 Binding Effect. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
     Section 6.05 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:
(a)	If to Bois d’Arc:

Bois d’Arc Energy, Inc. 600 Travis Street, Suite 5200 Houston, Texas 77002 Facsimile: (713) 228-1759 Attn: Chief Executive Officer

(b)	Comstock:

Comstock Resources, Inc. 5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Facsimile: (972) 668-8812 Attn: Chief Executive Officer
or to such other address as either party may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
     Section 6.06 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement and the other documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 6.07 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.

     Section 6.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 6.09 Termination.
          (a) In the event that any of the conditions to a party’s obligation to close specified in Section 2.04 is not satisfied at or prior to the Closing Date, such party may terminate this Agreement.
          (b) In the event that the Closing Date does not take place on or before August 31, 2006, either party may terminate this Agreement; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.09(b) if the failure to consummate the transactions contemplated by this Agreement by such date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party.
          (c) In the event of any termination of this Agreement pursuant to this Section 6.09, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

BOIS D’ARC ENERGY, INC.
By:	/s/ WAYNE L. LAUFER
Wayne L. Laufer
Chief Executive Officer

COMSTOCK RESOURCES, INC.
By:	/s/ M. JAY ALLISON
M. Jay Allison, President and
Chief Executive Officer